[FORM OF]

                              SUBADVISORY AGREEMENT

                      TEMPLETON INSTITUTIOLNAL FUNDS, INC.
          (on behalf of Templeton Fiduciary Non-U.S. Core Equity Fund)

         THIS SUBADVISORY AGREEMENT made as of the ____________ by and between FRANKLIN TEMPLETON ASSET STRATEGIES, LLC, a Delaware limited liability company (hereinafter called "FTAS") and FIDUCIARY TRUST COMPANY INTERNATIONAL, a New York corporation ("FTCI").

                               W I T N E S S E T H

         WHEREAS, FTAS and FTCI are each registered as an investment adviser under the Investment Advisers Act of 1940 (the "Advisers Act"), and engaged in the business of supplying investment advice, and investment management services, as an independent contractor; and

         WHEREAS, FTAS has been retained to render investment advisory services to the Templeton Fiduciary Non-U.S. Core Equity Fund (the "Fund"), a series of Templeton Institutional Funds, Inc.(the "COMPANY"), an investment management company registered with the U.S. Securities and Exchange Commission (the "SEC") pursuant to the Investment Company Act of 1940 (the "1940 Act"); and

         WHEREAS, FTAS desires to retain FTCI to render investment advisory, research and related services to the Fund pursuant to the terms and provisions of this Agreement, and FTCI is interested in furnishing said services.

         NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

     1. FTAS hereby retains FTCI and FTCI hereby accepts such engagement, to furnish certain investment advisory services with respect to the assets of the Fund, as more fully set forth herein.

          (a) Subject to the overall policies, control, direction and review of the Company's Board of Directors (the "Board") and to the instructions and supervision of FTAS, FTCI will provide a continuous investment program for the Fund with respect to that portion of the Fund's assets designated by FTAS, including allocation of the Fund's assets among the various securities markets of the world and, investment research and advice with respect to securities and investments and cash equivalents in the Fund. So long as the Board and FTAS determine, on no less frequently than an annual basis, to grant the necessary delegated authority to FTCI, and subject to paragraph (b) below, FTCI will, with respect to the portion of the Fund's assets over which it has been given responsibility, determine what securities and other investments will be purchased, retained or sold by the Fund, and will place all purchase and sale orders on behalf of the Fund.

          (b) In performing these services, FTIL shall adhere to the Fund's investment objectives, policies and restrictions as contained in its Prospectus and Statement of Additional Information, and in the Trust's Declaration of Trust, and to the investment guidelines most recently established by FTASL and shall comply with the provisions of the 1940 Act and the rules and regulations of the SEC thereunder in all material respects and with the provisions of the United States Internal Revenue Code of 1986, as amended, which are applicable to regulated investment companies.

          (c) Unless otherwise instructed by FTAS or the Board, and subject to the provisions of this Agreement and to any guidelines or limitations specified from time to time by FTAS or by the Board, FTCI shall report daily all transactions effected by FTCI on behalf of the Fund to FTAS and to other entities as reasonably directed by FTAS or the Board.

          (d) FTCI shall provide the Board at least quarterly, in advance of the regular meetings of the Board, a report of its activities hereunder on behalf of the Fund and its proposed strategy for the next quarter, all in such form and detail as requested by the Board. FTCI shall also make an investment officer available to attend such meetings of the Board as the Board may reasonably request.

          (e) In carrying out its duties hereunder, FTCI shall comply with all reasonable instructions of the Fund or FTAS in connection therewith. Such instructions may be given by letter, telex, telefax or telephone confirmed by telex, by the Board or by any other person authorized by a resolution of the Board, provided a certified copy of such resolution has been supplied to FTCI.

     2. In performing the services described above, FTCI shall use its best efforts to obtain for the Fund the most favorable price and execution available. Subject to prior authorization of appropriate policies and procedures by the Board, FTCI may, to the extent authorized by law and in accordance with the terms of the Fund's Prospectus and Statement of Additional Information, cause the Fund to pay a broker who provides brokerage and research services an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker would have charged for effecting that transaction, in recognition of the brokerage and research services provided by the broker. To the extent authorized by applicable law, FTCI shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action.

     3. (a) FTCI shall, unless otherwise expressly provided and authorized, have no authority to act for or represent FTAS or the Fund in any way, or in any way be deemed an agent for FTAS or the Fund.

          (b) It is understood that the services provided by FTCI are not to be deemed exclusive. FTAS acknowledges that FTCI may have investment responsibilities, or render investment advice to, or perform other investment advisory services, for individuals or entities, including other investment companies registered pursuant to the 1940 Act, ("Clients") which may invest in the same type of securities as the Fund. FTAS agrees that FTCI may give advice or exercise investment responsibility and take such other action with respect to such Clients which may differ from advice given or the timing or nature of action taken with respect to the Fund.

     4. FTCI agrees to use its best efforts in performing the services to be provided by it pursuant to this Agreement.

     5. FTAS has furnished or will furnish to FTCI as soon as available copies properly certified or authenticated of each of the following documents:

          (a) the Company's Articles of Incorporation, as filed with the Secretary of State of the State of Maryland on July 6, 1990, and any other organizational documents and all amendments thereto or restatements thereof;

          (b) resolutions of the Company's Board of Directors authorizing the appointment of FTCI and approving this Agreement;

          (c) the Company's original Notification of Registration on Form N-8A under the 1940 Act as filed with the SEC and all amendments thereto;

          (d) the Company's current Registration Statement on Form N-1A under the Securities Act of 1933, as amended and under the 1940 Act as filed with the SEC, and all amendments thereto, as it relates to the Fund;

          (e) the Fund's most recent Prospectus and Statement of Additional Information; and

          (f) the Investment Advisory Agreement between the Fund and FTAS.

FTAS will furnish FTCI with copies of all amendments of or supplements to the foregoing documents.

     6. FTCI will treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where FTCI may be exposed to civil or criminal contempt proceedings for failure to comply when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

     7. (a) FTAS shall pay a monthly fee in cash to FTCI of [INSERT APPLICABLE PERCENTAGE] of the investment advisory fee paid to FTAS by the Fund, which fee shall be payable on the first business day of each month in each year as compensation for the services rendered and obligations assumed by FTCI during the preceding month. The advisory fee under this Agreement shall be payable on the first business day of the first month following the effective date of this Agreement, and shall be reduced by the amount of any advance payments made by FTAS relating to the previous month.

          (b) FTAS and FTCI shall share equally in any voluntary reduction or waiver by FTAS of the management fee due FTAS under the Investment Advisory Agreement between FTAS and the Fund.

          (c) If this Agreement is terminated prior to the end of any month, the monthly fee shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the total number of calendar days in the month, and shall be payable within 10 days after the date of termination.

     8. Nothing herein contained shall be deemed to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Fund.

     9. (a) In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties hereunder on the part of FTCI, neither FTCI nor any of its directors, officers, employees or affiliates shall be subject to liability to FTAS or the Fund or to any shareholder of the Fund for any error of judgment or mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund.

          (b) Notwithstanding paragraph 9(a), to the extent that FTAS is found by a court of competent jurisdiction, or the SEC or any other regulatory agency to be liable to the Fund or any shareholder (a "liability"), for any acts undertaken by FTCI pursuant to authority delegated as described in Paragraph 1(a), FTCI shall indemnify and save FTAS and each of its affiliates, officers, directors and employees (each an "Indemnified Party") harmless from, against, for and in respect of all losses, damages, costs and expenses incurred by an Indemnified Party with respect to such liability, together with all legal and other expenses reasonably incurred by any such Indemnified Party, in connection with such liability.

          (c) No provision of this Agreement shall be construed to protect any director or officer of FTAS or FTCI, from liability in violation of Sections 17(h) or (i), respectively, of the 1940 Act.

     10. During the term of this Agreement, FTCI will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities (including brokerage commissions, if any) purchased for the Fund. The Fund and FTAS will be responsible for all of their respective expenses and liabilities.

     11. This Agreement shall be effective as of the date given above, and shall continue in effect for two years. It is renewable annually thereafter for successive periods not to exceed one year each (i) by a vote of the Board or by the vote of a majority of the outstanding voting securities of the Fund, and
(ii) by the vote of a majority of the Directors of the Company who are not parties to this Agreement or interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval.

     12. This Agreement may be terminated at any time, without payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities of the Fund, upon sixty (60) days' written notice to FTAS and FTCI, and by FTAS or FTCI upon sixty (60) days' written notice to the other party.

     13. This Agreement shall terminate automatically in the event of any transfer or assignment thereof, as defined in the 1940 Act, and in the event of any act or event that terminates the Investment Advisory Agreement between FTAS and the Fund.

     14. In compliance with the requirements of Rule 31a-3 under the 1940 Act, FTCI hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund, or to any third party at the Fund's direction, any of such records upon the Fund's request. FTCI further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

     15. This Agreement may not be materially amended, transferred, assigned, sold or in any manner hypothecated or pledged without the affirmative vote or written consent of the holders of a majority of the outstanding voting securities of the Fund and may not be amended without the written consent of FTAS and FTCI.

     16. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.

     17. The terms "majority of the outstanding voting securities" of the Fund and "interested persons" shall have the meanings as set forth in the 1940 Act.

     18. This Agreement shall be interpreted in accordance with and governed by the laws of the State of Florida of the United States of America.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers.

FRANKLIN TEMPLETON ASSET STRATEGIES, LLC


By:      _______________________
Title:




FIDUCIARY TRUST COMPANY INTERNATIONAL


By:      ________________________
Title:



Templeton Fiduciary Non-U.S. Core Equity Fund hereby acknowledges and agrees to the provisions of paragraphs 9(a) and 10 of this Agreement.

Templeton Institutional Funds, Inc. on behalf of
Templeton Fiduciary Non-U.S. Core Equity Fund

By:      __________________________
Title: